NEWS RELEASE

Contacts:	Billy F. Mitcham, Jr., President & CEO Mitcham Industries, Inc. 936-291-2277
Jack Lascar / Karen Roan Dennard Rupp Gray & Lascar (DRG&L) 713-529-6600

MITCHAM INDUSTRIES REPORTS
FISCAL 2011 THIRD QUARTER RESULTS

HUNTSVILLE, TX – DECEMBER 7, 2010 – Mitcham Industries, Inc. (NASDAQ: MIND) (the “Company”) today announced financial results for its fiscal 2011 third quarter ended October 31, 2010.

Total revenues for the third quarter of fiscal 2011 increased to $20.0 million from $14.5 million in the third quarter of fiscal 2010. Net income was $0.7 million, or $0.07 per diluted share, for the third quarter of fiscal 2011 compared to $1.0 million, or $0.10 per diluted share, for the third quarter of fiscal 2010.

Bill Mitcham, the Company’s President and CEO, stated, “We are pleased with our third quarter results, led by continued strengthening in our leasing markets and a solid performance at Seamap, as well as the sale of new seismic equipment to a new customer, which we believe will result in future leasing opportunities. Our third quarter results are especially encouraging, considering that last year’s third quarter results benefitted from a very large DSU3, three component leasing contract in North America at a time when that market was extremely weak.

“Our third quarter performance reflects across the board strength in several of our international markets, specifically South America, the Middle East and Europe, as well as recent improved performance in marine leasing. We are beginning to see moderate improvement in demand for land seismic rental equipment in the United States, mainly attributable to increasing activity in several of the shale plays. Our Seamap segment had another solid performance, despite the fact that we did not deliver any major systems during the quarter, generating a considerable volume of parts sales, service and repair work.

“As the winter season approaches, we are experiencing brisk activity in Russia in terms of inquiries, bids and actual contracts. We expect essentially all of our lease pool in Russia to be fully utilized, beginning late in our fourth quarter of fiscal 2011 and into our first quarter of fiscal 2012. In Canada, we expect high utilization during the winter season; however, we anticipate the overall market to remain relatively flat as compared to last year.

“Going forward, we are increasingly optimistic as we see indications of improving demand for seismic services, particularly in international markets. These indications include higher levels of bid activity in our leasing segment and higher capacity utilization by several seismic contractors. We expect to continue to see a positive environment in Southeast Asia and South America, as well as seasonally in Russia and Canada, and to experience additional new activity in Europe and the Middle East. Based on discussions with several marine customers, there appears to be growing demand for new marine equipment as contractors are seeking to expand capabilities and up-grade equipment and technology. Therefore, we expect Seamap to deliver another strong performance in fiscal 2012.”

THIRD QUARTER FISCAL 2011 RESULTS

Total revenues for the fiscal 2011 third quarter increased 37% from the third quarter a year ago to approximately $20.0 million, attributable to continued strengthening in equipment leasing, solid revenues at Seamap as well as unusually strong other equipment sales. A significant portion of the Company’s revenues are typically generated from sources outside the United States, and during the third quarter of fiscal 2011, revenues from international customers accounted for approximately 80% of revenues compared to 63% of revenues during the third quarter of fiscal 2010.

Equipment leasing revenues, excluding equipment sales, were $8.1 million compared to $9.0 million in the same period a year ago, a decline of 11%. As previously stated, during the third quarter of fiscal 2010, the Company provided equipment for a large job in North America that contributed significantly to leasing revenues during that quarter. Without the effect of that contract in the year ago quarter, leasing revenues in the third quarter of this year would have shown approximately a 57% year-over-year increase.

Lease pool equipment sales were $1.0 million compared to $0.8 million in the third quarter of fiscal 2010. Sales of new seismic, hydrographic and oceanographic equipment increased to $6.7 million from $0.4 million in the comparable period a year ago. The Company sold approximately $4.8 million of new seismic equipment to a new customer in Europe during this year’s third quarter. Additionally, sales of hydrographic and oceanographic equipment by SAP throughout the Pacific Rim increased from a year ago.

Seamap equipment sales of $4.2 million were essentially equal to the comparable period a year ago, driven by sales of other equipment and replacement parts and a considerable amount of ongoing service and repair work during the quarter. In the third quarter a year ago, Seamap sales benefited from the delivery of one GunLink 4000 system.

Lease pool depreciation in the third quarter was $5.3 million versus $4.6 million in the same period last year, a 15% increase. This increase resulted from additions made to the Company’s lease pool during fiscal 2010 and the first nine months of fiscal 2011, including downhole seismic tools, three component digital sensors, cable-free land acquisition equipment and assorted marine equipment.

Gross profit in the fiscal 2011 third quarter declined to $6.0 million from $6.2 million in the third quarter of fiscal 2010, mainly due to lower leasing revenues and higher lease pool depreciation. Gross profit margin for the third quarter of fiscal 2011 was 30% compared to 42% in the same period a year ago, reflecting the lower absolute gross margin and the lower gross margin generally attributable to equipment sales.

General and administrative costs for the third quarter of fiscal 2011 were $3.9 million compared to $3.8 million in the third quarter of fiscal 2010. Operating income for the third quarter of fiscal 2011 was $1.7 million compared to $1.4 million in the comparable period a year ago. Net income for the third quarter of fiscal 2011 was $0.7 million, or $0.07 per diluted share, compared to $1.0 million, or $0.10 per diluted share, for the third quarter of fiscal 2010.

EBITDA (earnings before interest, taxes, depreciation and amortization) for the third quarter was $6.8 million, or 34% of total revenues, compared to $6.4 million, or 44% of total revenues, in the same period last year. EBITDA, which is not a measure determined in accordance with United States generally accepted accounting principles (“GAAP”), is defined and reconciled to reported net income, the most comparable GAAP measure, in Note A under the accompanying financial tables.

FIRST NINE MONTHS FISCAL 2011 RESULTS

Total revenues for the first nine months of fiscal 2011 were $51.6 million compared to $37.8 million for the first nine months of fiscal 2010. Core equipment leasing revenues were $24.1 million compared to $20.2 million in the same period a year ago. Lease pool equipment sales for the first nine months of fiscal 2011 were $1.5 million compared to $1.0 million in the first nine months of fiscal 2010. Sales of new seismic, hydrographic and oceanographic equipment for the first nine months of fiscal 2011 were $8.8 million compared to $2.8 million in the first nine months of fiscal 2010. Seamap equipment sales for the first nine months of fiscal 2011 were $17.2 million compared to $13.9 million in the same period of last year.

Operating income for the first nine months of fiscal 2011 was $3.6 million compared to an operating loss of $80,000 in the first nine months of fiscal 2010. Net income for the first nine months of 2011 was $3.0 million, or $0.29 per diluted share, compared to net loss of $64,000, or $0.01 per share, for the first nine months of fiscal 2010. EBITDA for the first nine months of fiscal 2011 was $19.6 million, or 38% of total revenues, compared to $14.2 million, or 38% of total revenues, in the first nine months of fiscal 2010.

CONFERENCE CALL

The Company has scheduled a conference call for Wednesday, December 8, 2010 at 9:00 a.m. Eastern Time to discuss its fiscal 2011 third quarter results. To access the call, please dial (480) 629-9723 and ask for the Mitcham Industries call at least 10 minutes prior to the start time. Investors may also listen to the conference live on the Mitcham Industries corporate website, http://www.mitchamindustries.com, by logging on that site and clicking “Investors.” A telephonic replay of the conference call will be available through December 22, 2010 and may be accessed by calling (303) 590-3030, and using the passcode 4386405#. A web cast archive will also be available at http://www.mitchamindustries.com shortly after the call and will be accessible for approximately 90 days. For more information, please contact Donna Washburn at DRG&L at (713) 529-6600 or email dmw@drg-l.com.

Mitcham Industries, Inc., a geophysical equipment supplier, offers for lease or sale, new and “experienced” seismic equipment to the oil and gas industry, seismic contractors, environmental agencies, government agencies and universities. Headquartered in Texas, with sales and services offices in Calgary, Canada; Brisbane, Australia; Singapore; Ufa, Bashkortostan, Russia; Lima, Peru; Bogota, Colombia and the United Kingdom and with associates throughout Europe, South America and Asia, Mitcham conducts operations on a global scale and is the largest independent exploration equipment lessor in the industry.

This press release includes forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included herein, including statements regarding the Company’s future financial position and results of operations, the Company’s business strategy and other plans for future expansion, the future mix of revenues and business, future demand for the Company’s services and general conditions in the energy industry in general and seismic service industry, are forward-looking statements. While management believes that these forward-looking statements are reasonable when and as made, actual results may differ materially from such forward-looking statements. Important factors that could cause or contribute to such differences include possible decline in demand for seismic data and our services; the effect of fluctuations in oil and natural gas prices on exploration activity; the effect of uncertainty in financial markets on our customers’ and our ability to obtain financing; loss of significant customers; seasonal fluctuations that can adversely affect our business; defaults by customers on amounts due us; possible impairment of long-lived assets; risks associated with our manufacturing operations; inability to obtain funding or to obtain funding under acceptable terms; intellectual property claims by third parties; risks associated with our foreign operation, including foreign currency exchange risk; and other factors that are disclosed in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which are available from the Company without charge. Readers are cautioned to not place undue reliance on forward-looking statements which speak only as of the date of this release and the Company undertakes no duty to update or revise any forward-looking statement whether as a result of new information, future events or otherwise.

- Tables to follow -

MITCHAM INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)
(unaudited)

	October 31, 2010	January 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$9,521	$6,130
Restricted cash	687	605
Accounts receivable, net	14,355	15,444
Current portion of contracts receivable	3,721	2,073
Inventories, net	4,704	5,199
Cost and estimated profit in excess of billings on uncompleted contract	—	398
Income taxes receivable	—	1,438
Deferred tax asset	1,919	1,400
Prepaid expenses and other current assets	2,908	1,986
Total current assets	37,815	34,673
Seismic equipment lease pool and property and equipment, net	74,997	66,482
Intangible assets, net	5,475	2,678
Goodwill	4,320	4,320
Prepaid foreign income tax	2,960	2,574
Deferred tax asset	—	88
Long-term portion of contracts receivable, net	5,262	4,533
Other assets	36	49

Total assets	$130,865	$115,397

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$12,460	$6,489
Current maturities – long-term debt	3,111	93
Income taxes payable	1,771	1,345
Deferred revenue	860	854
Accrued expenses and other current liabilities	4,119	2,668

Total current liabilities	22,321	11,449
Non-current income taxes payable	3,402	3,258
Deferred tax liability	224	—
Long-term debt, net of current maturities	13,426	15,735
Total liabilities	39,373	30,442
Shareholders’ equity:
Preferred stock, $1.00 par value; 1,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.01 par value; 20,000 shares authorized; 10,872 and 10,737 shares issued at October 31, 2010 and January 31, 2010, respectively	108	107
Additional paid-in capital	77,261	75,746
Treasury stock, at cost (925 shares at October 31, 2010 and January 31, 2010)	(4,843)	(4,843)
Retained earnings	13,222	10,247
Accumulated other comprehensive income	5,744	3,698

Total shareholders’ equity	91,492	84,955

Total liabilities and shareholders’ equity	$130,865	$115,397

MITCHAM INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	For the Three Months Ended October 31,		For the Nine Months Ended
			October 31,
	2010	2009	2010	2009
Revenues:
Equipment leasing	$8,074	$9,037	$24,133	$20,165
Lease pool equipment sales	976	808	1,498	978
Seamap equipment sales	4,249	4,241	17,230	13,882
Other equipment sales	6,674	444	8,767	2,787

Total revenues	19,973	14,530	51,628	37,812

Cost of sales:
Direct costs — equipment leasing	895	748	2,485	2,201
Direct costs — lease pool depreciation	5,289	4,610	15,556	13,127
Cost of lease pool equipment sales	385	473	634	570
Cost of Seamap and other equipment sales	7,425	2,534	15,376	8,645

Total cost of sales	13,994	8,365	34,051	24,543

Gross profit	5,979	6,165	17,577	13,269
Operating expenses:
General and administrative	3,937	3,809	12,286	11,280
Provision for doubtful accounts	-	730	797	1,379
Depreciation and amortization	296	213	871	690

Total operating expenses	4,233	4,752	13,954	13,349

Operating income (loss)	1,746	1,413	3,623	(80)
Other income (expenses):
Gain from bargain purchase in business combination	-	—	1,304	-
Interest, net	(90)	(122)	(302)	(303)
Other, net	(553)	123	(618)	405

Total other income (expense)	(643)	1	384	102

Income before income taxes	1,103	1,414	4,007	22
Provision for income taxes	(376)	(388)	(1,032)	(86)

Net income (loss)	$727	$1,026	$2,975	$(64)

Net income (loss) per common share:
Basic	$0.07	$0.10	$0.30	$(0.01)

Diluted	$0.07	$0.10	$0.29	$(0.01)

Shares used in computing net income (loss) per common share:
Basic	9,916	9,805	9,854	9,795
Diluted	10,203	9,969	10,122	9,795

MITCHAM INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	For the Nine Months Ended October 31,
	2010	2009
Cash flows from operating activities:
Net income (loss)	$2,975	$(64)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	16,586	13,912
Stock-based compensation	941	1,119
Gain from bargain purchase in business combination	(1,304)	—
Provision for doubtful accounts	797	1,379
Provision for inventory obsolescence	63	13
Gross profit from sale of lease pool equipment	(864)	(408)
Excess tax benefit from exercise of non-qualified stock options	(3)	(45)
Deferred tax benefit	(1,335)	(1,553)
Changes in non-current income taxes payable	144	(288)
Changes in working capital items, net of effects from business combination:
Accounts receivable	609	(2,186)
Contracts receivable	(2,376)	(36)
Inventories	833	(1,468)
Prepaid expenses and other current assets	(952)	(268)
Income taxes receivable and payable	1,833	3,073
Costs incurred and estimated profit in excess of billings on uncompleted contract	573	1,746
Prepaid foreign income tax	(221)	—
Accounts payable, accrued expenses, other current liabilities and deferred revenue	1,996	(1,339)

Net cash provided by operating activities	20,295	13,587

Cash flows from investing activities:
Purchases of seismic equipment held for lease	(16,049)	(18,828)
Purchases of property and equipment	(262)	(358)
Sale of used lease pool equipment	1,498	978
Acquisition of AES, net of cash acquired	(2,100)	—
Net cash used in investing activities	(16,913)	(18,208)

Cash flows from financing activities:
Net (payments on) proceeds from line of credit	(4,250)	5,300
Proceeds from secured promissory note	3,672	—
Payments on borrowings	(122)	—
(Purchases of) proceeds from short-term investments	(15)	871
Proceeds from issuance of common stock upon exercise of stock options, net of stock surrendered to pay taxes	244	(12)
Excess tax benefit from exercise of non-qualified stock options	3	45

Net cash (used in) provided by financing activities	(468)	6,204
Effect of changes in foreign exchange rates on cash and cash equivalents	477	(246)

Net change in cash and cash equivalents	3,391	1,337
Cash and cash equivalents, beginning of period	6,130	5,063

Cash and cash equivalents, end of period	$9,521	$6,400

Note A

MITCHAM INDUSTRIES, INC.
Reconciliation of Net Income (loss) to EBITDA
(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	October 31,		October 31,
	2010	2009	2010	2009
		(in thousands)
Net income (loss)	$727	$1,026	$2,975	$(64)
Interest expense, net	90	122	302	303
Depreciation and amortization	5,616	4,857	16,586	13,912
Provision for income taxes	376	388	1,032	86
Gain from bargain purchase	—	—	(1,304)	—

EBITDA (1)	6,809	6,393	19,591	14,237
Stock-based compensation	171	279	941	1,119

Adjusted EBITDA (1)	$6,980	$6,672	$20,532	$15,356

(1) EBITDA is defined as net income (loss) before (a) interest expense, net of interest income, (b) provision for (or benefit from) income taxes (c) depreciation, amortization and impairment and (d) the gain from bargain purchase. Adjusted EBITDA excludes stock-based compensation. We consider EBITDA and Adjusted EBITDA to be important indicators for the performance of our business, but not measures of performance calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). We have included these non-GAAP financial measures because management utilizes this information for assessing our performance and as indicators of our ability to make capital expenditures, service debt and finance working capital requirements. The covenants of our revolving credit agreement require us to maintain a minimum level of EBITDA. Management believes that EBITDA and Adjusted EBITDA are measurements that are commonly used by analysts and some investors in evaluating the performance of companies such as us. In particular, we believe that it is useful to our analysts and investors to understand this relationship because it excludes transactions not related to our core cash operating activities. We believe that excluding these transactions allows investors to meaningfully trend and analyze the performance of our core cash operations. EBITDA and Adjusted EBITDA are not measures of financial performance under GAAP and should not be considered in isolation or as alternatives to cash flow from operating activities or as alternatives to net income as indicators of operating performance or any other measures of performance derived in accordance with GAAP. In evaluating our performance as measured by EBITDA, management recognizes and considers the limitations of this measurement. EBITDA and Adjusted EBITDA do not reflect our obligations for the payment of income taxes, interest expense or other obligations such as capital expenditures. Accordingly, EBITDA and Adjusted EBITDA are only two of the measurements that management utilizes. Other companies in our industry may calculate EBITDA or Adjusted EBITDA differently than we do and EBITDA and Adjusted EBITDA may not be comparable with similarly titled measures reported by other companies.

Mitcham Industries, Inc.
Segment Operating Results
(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	October 31,		October 31,
	2010	2009	2010	2009
		(in thousands)
Revenues:
Equipment Leasing	$15,724	$10,289	$34,398	$23,930
Seamap	4,338	4,360	17,421	14,215
Inter-segment sales	(89)	(119)	(191)	(333)

Total revenues	19,973	14,530	$51,628	37,812

Cost of sales:
Equipment Leasing	12,076	6,254	25,691	18,444
Seamap	2,043	2,262	8,666	6,602
Inter-segment costs	(125)	(151)	(306)	(503)

Total cost of sales	13,994	8,365	34,051	24,543

Gross profit	5,979	6,165	17,577	13,269
Operating expenses:
General and administrative	3,937	3,809	12,286	11,280
Provision for doubtful accounts	—	730	797	1,379
Depreciation and amortization	296	213	871	690

Total operating expenses	4,233	4,752	13,954	13,349

Operating income (loss)	$1,746	$1,413	$3,623	$(80)

Equipment Leasing Segment:
Revenue:
Equipment leasing	$8,074	$9,037	$24,133	$20,165
Lease pool equipment sales	976	808	1,498	978
New seismic equipment sales	5,156	19	5,451	46
SAP equipment sales	1,518	425	3,316	2,741

Total revenue	15,724	10,289	34,398	23,930
Cost of sales:
Lease pool depreciation	5,327	4,657	15,674	13,266
Direct costs-equipment leasing	895	748	2,485	2,201
Cost of lease pool equipment sales	385	473	634	570
Cost of new seismic equipment sales	4,188	43	4,271	62
Cost of SAP equipment sales	1,281	333	2,627	2,345

Total cost of sales	12,076	6,254	25,691	18,444

Gross profit	$3,648	$4,035	$8,707	$5,486

Gross profit %	23%	39%	25%	23%
Seamap Segment:
Equipment sales	$4,338	$4,360	$17,421	$14,215
Cost of equipment sales	2,043	2,262	8,666	6,602

Gross profit	$2,295	$2,098	$8,755	$7,613

Gross profit %	53%	48%	50%	54%

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